Exhibit 2

                         CORPORATE OPPORTUNITY AGREEMENT

     This Corporate Opportunity Agreement, dated as of April 4, 2005 (the "Agreement"), is entered into by and among the institutional stockholders listed on Schedule I hereto (each, a "Stockholder" and collectively, the "Stockholders") and ev3 Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Section 6.1 of this Agreement.

                                 R E C I T A L S

     WHEREAS, the Company intends to file a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission ("SEC") pursuant to which it will pursue the Initial Public Offering of its common stock, par value $0.01 per share ("Company Common Stock");

     WHEREAS, on the date hereof the Stockholders are the owners of 9,704,819 shares (collectively, the "MTI Shares") of common stock, par value $0.001 per share, of Micro Therapeutics, Inc., a Delaware corporation ("MTI"), representing all of the MTI Shares owned directly by the Stockholders (but excluding any shares of MTI common stock the Stockholders may be deemed to beneficially own by virtue of their respective ownership of ev3 LLC, a Delaware limited liability company);

     WHEREAS, the Stockholders are party to that certain Contribution and Exchange Agreement, dated as of the date hereof (the "Contribution and Exchange Agreement"), pursuant to which the Stockholders have agreed to contribute to ev3 LLC, on the terms and subject to the conditions set forth therein, the MTI Shares owned by them (the "Contribution") in exchange for the issuance to the Stockholders of the number of common membership units of ev3 LLC determined in the manner set forth in the Contribution and Exchange Agreement;

     WHEREAS, each of the Company and MTI have relied on financing from the Stockholders in the past in order to operate their respective businesses;

     WHEREAS, certain of the Stockholders are party to that certain letter agreement, dated as of March 28, 2005, with MTI pursuant to which certain of the Stockholders have agreed to provide up to $5 million of financing to MTI (the "Support Letter") on the terms and subject to all of the conditions set forth in the Support Letter; and

     WHEREAS, pursuant to this Agreement, the parties hereto desire to set forth certain understandings with respect to the financings of MTI that may be made pursuant to the Support Letter or otherwise.

     NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I.
                    NEGOTIATION RIGHT; RIGHT OF FIRST REFUSAL

     Section 1.1. Negotiation Right.

     (a) Financing Request; Company Option Period. Subject to the terms and provisions contained herein, including, without limitation, Section 1.2 below, in the event a Stockholder receives a request from MTI pursuant to which MTI requests the Stockholder to provide financing to MTI (a "Financing Request"), such Stockholder will promptly forward the financing request to the Company. The Company shall have thirty (30) calendar days following the date on which the Company is first informed by the Stockholders of the Financing Request (as such period may be extended pursuant to Section 1.1(b), the "Company Option Period") to negotiate in good faith with MTI the terms pursuant to which the Company will provide the financing requested by MTI in the Financing Request (such right, the "Negotiation Right"). In the event that either (i) the Company elects to exercise its Negotiation Right and subsequently determines, for any reason whatsoever, to discontinue negotiations with MTI, (ii) MTI advises the Company that, based on a determination of a majority of the independent directors of MTI, it will not consider a financing from the Company or (iii) the Company advises the Stockholders that it does not wish to pursue the Negotiation Right, the Company shall promptly notify each of the Stockholders and the Company's Negotiation Right with respect to the Financing Request then being made by MTI shall terminate. The foregoing, however, shall not terminate the Company's Negotiation Rights under this Agreement with respect to future subsequent Financing Requests and any such future Financing Requests shall be subject to the terms and conditions of this Agreement, including, without limitation, this
Section 1.1.

     (b) Extension of Company Option Period; Termination of Company Option Period. If the Company is proceeding in good faith with negotiations with MTI relating to the Financing Request, the Company may extend the Company Option Period for an additional thirty (30) calendar days by notifying the Stockholders. Upon expiration of the Company Option Period, as such period may be extended pursuant to this Section 1.1(b), in the event MTI and the Company have not executed definitive documentation relating to the Financing Request, each of the Stockholders shall, subject to Section 1.3 hereof, have the right to pursue a financing of MTI and any such financing shall not be subject to this
Section 1.1. Additionally, in the event that the Company does not exercise its Negotiation Right or such Negotiation Right terminates, each of the Stockholders shall, subject to Section 1.3 hereof, have the right to pursue a financing of MTI and any such financing shall not be subject to this Section 1.1.

     Section 1.2. No Violation of Obligations Pursuant to Support Letter; Bridge Financings. This Agreement shall in no way whatsoever result in the violation of, or require any Stockholder to violate, the terms of the Support Letter. Therefore, upon receipt of a Financing Request, the Stockholders shall, whether before, during or after the Company Option Period, be permitted to provide short-term bridge financing to MTI on terms mutually acceptable to the Stockholders and MTI, which bridge financing shall permit MTI to repay such financing (without penalty) with the proceeds from a financing of MTI by the Company.

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

     Section 1.3. Right of First Refusal.

          (a) Grant of Right of First Refusal. Before any of the Stockholders make any financial investment in MTI, the Stockholders shall notify the Company and provide the Company with a summary of the material terms (the "Proposed Terms") pursuant to which the Stockholders are prepared to invest in MTI. The Company shall have the right, but not the obligation, to pursue an investment in MTI (in lieu of the Stockholders) on the same Proposed Terms on which the Stockholders were prepared to invest in MTI.

          (b) Notification; Termination of Right of First Refusal. Within five
     (5) Business Days following the receipt of the Proposed Terms from the Stockholders, the Company shall give written notice to each of the Stockholders of its intention to pursue an investment in MTI, or that it does not intend to pursue an investment in MTI. Failure by the Company to give written notice of its intention within such five (5) Business Day period shall be deemed an election by the Company not to pursue an investment in MTI and the Stockholders shall have thirty (30) calendar days to pursue execution of definitive documentation relating to a financing of MTI on the same Proposed Terms that were provided to the Company by the Stockholders (or on terms that are not more favorable in the aggregate to the Stockholders). The Company's rights with respect to a financing contemplated by the Proposed Terms and this Section 1.3 shall automatically terminate in the event the Company and MTI do not execute definitive documentation relating to an investment in MTI by the Company within thirty
     (30) calendar days following receipt of the Proposed Terms from the Stockholders; provided, however, if, upon expiration of such thirty (30) day period, the Company reasonably believes negotiation of the terms of a potential financing of MTI by the Company is proceeding in good faith between representatives of the Company and MTI, the Company may extend such period for an additional thirty (30) calendar days by notifying the Stockholders; provided further, however, the Company's rights with respect to a financing contemplated by this Section 1.3 shall automatically terminate in the event the Company and MTI do not execute definitive documentation relating to an investment in MTI by the Company within such extended thirty (30) day period and, thereafter, the Stockholders shall have thirty (30) calendar days to pursue execution of definitive documentation relating to a financing of MTI on the same Proposed Terms that were provided to the Company by the Stockholders (or on terms that are not more favorable in the aggregate to the Stockholders).

          (c) Material Change in Proposed Terms. In the event Company does not invest in MTI pursuant to the rights granted to it in this Section 1.3 and thereafter there is a material change in the Proposed Terms negotiated by the Stockholders and MTI, before any of the Stockholders execute definitive documentation relating to an investment in MTI, the Stockholders shall notify the Company and provide the Company with a summary of the modified Proposed Terms and provide the Company with the opportunity to invest in MTI (in lieu of the Stockholders) on the same modified Proposed Terms. With respect to the modified Proposed Terms, the Company and the Stockholders shall follow the procedures set forth in this Section 1.3, except that references to "thirty (30)" calendar days above shall be deemed to be references to "ten (10)" calendar days.

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

          (d) Reinstatement of Right of First Refusal; Stockholder Expenses. If a financing of MTI is not consummated by either the Company or the Stockholder pursuant to the conditions set forth above, the right of first refusal granted to the Company pursuant to this Section 1.3 shall be reinstated upon the same terms and conditions as aforesaid. If the Company accepts the opportunity to invest in MTI in accordance with this Section 1.3, the Company will reimburse the Stockholders for their reasonable out-of-pocket and third-party expenses incurred in connection with the negotiation of the Proposed Terms with MTI, including any such expenses incurred as a result of this Section 1.3.

     Section 1.4. Approval by Disinterested Directors. Any decisions by the Company pursuant to this Agreement, including any financing of MTI by the Company, shall be approved by a majority of the Disinterested Directors of the Company.

                                   ARTICLE II.
                              CORPORATE OPPORTUNITY

     Section 2.1. Corporate Opportunity. The Company acknowledges that the Stockholders and their respective officers, directors, agents, members, partners or Affiliates may engage or invest in, independently or with others, any business activity or any type of transaction with MTI or its Affiliates, including, without limitation, a financing transaction pursuant to the Support Letter or otherwise in accordance with Article I (each such activity, a "Corporate Opportunity"). The Company acknowledges that neither the Company nor any stockholder of the Company, subsidiary of the Company or Affiliate of the Company shall have any interest in, or expectation that, such Corporate Opportunity be offered to it except as provided in Article I, and any such interest or expectation otherwise due the Company or its stockholders, subsidiaries or Affiliates with respect to such Corporate Opportunity is hereby renounced by the Company. Accordingly, the Stockholders and their respective officers, directors, agents, members, partners or Affiliates (i) except to the extent required pursuant to Article I above, shall have no duty to communicate or present such Corporate Opportunity to the Company or its stockholders, subsidiaries or Affiliates, (ii) shall have the right to hold any such Corporate Opportunity for its own account, or the account of another Person, or to recommend, sell, assign or otherwise transfer such Corporate Opportunity to Persons other than the Company or any subsidiary or Affiliate of the Company and
(iii) shall not be liable, whether for breach of fiduciary duty or otherwise, to the Company, any of its stockholders, subsidiaries or Affiliates as a stockholder of the Company, member of the Company's Board of Directors or otherwise by reason of the fact that such person pursues or acquires such Corporate Opportunity for itself, directs, sells, assigns or otherwise transfers such Corporate Opportunity to another Person, or does not communicate information regarding such Corporate Opportunity to the Company or its Board of Directors, stockholders, subsidiaries or Affiliates except as required by
Article I. The Company acknowledges that this Section 2.1 renounces specified business opportunities as contemplated by Section 122(17) of the Delaware General Corporation Law ("DGCL").

                                  ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to each of the Stockholders as follows:

     Section 3.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     Section 3.2. Authority. The Board of Directors of the Company, including the Disinterested Directors, has unanimously authorized the execution, delivery and performance of this Agreement and the transactions contemplated hereby. No other corporate action is necessary to authorize such execution, delivery and performance, and upon such execution and delivery, this Agreement shall constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights generally or by general principles of equity.

     Section 3.3. Section 122(17) of DGCL. Section 2.1 has been specifically acknowledged and approved by the Board of Directors of the Company, including the Disinterested Directors, pursuant to Section 122(17) of the DGCL.

                                  ARTICLE IV.
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     Each of the Stockholders, severally and not jointly, represents and warrants to the Company as follows:

     Section 4.1. Authority. This Agreement has been duly and validly executed and delivered by the Stockholder and is a legal, valid and binding obligation of such Stockholder enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights generally or by general principles of equity.

                                    ARTICLE V.
                                   TERMINATION

     Section 5.1. Termination.

     (a) Mutual Consent. This Agreement may be terminated with the mutual written consent of the Company and each Stockholder.

     (b) Outside Initial Public Offering Date. Unless otherwise agreed by the Company and the Stockholders, this Agreement may be terminated by the Company or the Stockholders in the event that the Initial Public Offering shall not have occurred on or before September 30, 2005.

     (c) Automatic Termination. Subject to Section 5.2, this Agreement shall automatically terminate on the date on which the Stockholders collectively own beneficially (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) less than 10% of the Company Common Stock.

     Section 5.2. Effect of Termination. If this Agreement is terminated pursuant to Section 5.1, the Company shall remain obligated to reimburse each Stockholder for the expenses described in Section 6.5 of this Agreement. Notwithstanding the termination of this Agreement pursuant to Section 5.1, Articles II and VI and this Section 5.2 shall survive termination perpetually.

                                  ARTICLE VI.
                            MISCELLANEOUS PROVISIONS

     Section 6.1. Terms Defined. As used in this Agreement, the following terms have the respective meaning set forth below:

          (a) "Affiliate" shall mean any Person or entity, directly or indirectly controlling, controlled by or under common control with such Person or entity.

          (b) "Business Day" shall mean any day other than a Saturday, a Sunday or any day on which commercial banks are permitted or required to be closed in New York City.

          (c) "Disinterested Director" shall mean any member of the Board of Directors of the Company who is not an employee of the Company or a managing director, partner, member or otherwise affiliated with a Stockholder.

          (d) "Initial Public Offering" shall mean the underwritten initial public offering pursuant to an effective Registration Statement under the Securities Act covering the offer and sale of the Company Common Stock to the public generally at a price to the public which places upon the Company a value (calculated by multiplying the number of shares of common stock outstanding on a fully diluted basis immediately prior to such offering by the per share initial public offering price (before giving effect to the underwriting discount), as set forth on the cover of the final prospectus for such offering) of at least $150 million and in which the net proceeds to the Company are not less than $40 million and as a result of which the shares of Company Common Stock are designated for trading on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market.

          (e) "Person" shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

          (f) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     Section 6.2. Notices. All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

          (a) if to the Stockholders, at the address or facsimile number listed on Schedule I hereto, or at such other address or facsimile number as may have been furnished to the Company, the other Stockholders and MTI in writing; and

          (b) if to the Company, at 4600 Nathan Lane North, Plymouth, Minnesota 55442 (facsimile: (763) 398-7200), marked for attention of President, or at such other address or facsimile as the Company may have furnished in writing to each of the Stockholders and MTI.

Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery, if a Business Day and delivered during regular business hours, otherwise the first Business Day thereafter; if mailed by courier, on the first Business Day following the date of such mailing; and if mailed by registered or certified mail, on the third Business Day after the date of such mailing.

     Section 6.3. Amendments. The terms, provisions and conditions of this Agreement may not be changed, modified, waived or amended in any manner except by an instrument in writing duly executed by the Company and each of the Stockholders.

     Section 6.4. Assignment; Parties in Interest.

     (a) Assignment. Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be assigned or delegated by any party hereto except with the prior written consent of the Company and each of the Stockholders.

     (b) Parties in Interest. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective permitted successors and assigns.

     Section 6.5. Confidentiality. The terms of any communications (whether written or oral) among the parties hereto, including communications amongst each party's respective directors, officers, agents, stockholders, members, advisors or partners shall remain confidential. No party shall disclose the terms or existence of any communications made pursuant to this Agreement to any Person except (a) to the extent required by law, (b) to the extent necessary to enforce its rights or obligations under this Agreement and (c) to its directors, officers, agents, stockholders, members, advisors or partners to the extent necessary so that such persons may perform their role as directors, officers, agents, stockholders, members, advisors or partners; provided that such party advises such persons of the confidentiality provisions contained in, and confidential nature of, this Agreement and the communications made hereunder; provided further, that such party will be responsible for any breach of this paragraph by such persons. Notwithstanding the foregoing, each party hereto acknowledges that each of the Stockholders and the Company may be obligated file this Agreement with the SEC and each such party consents to the filing of this Agreement with the SEC and the disclosure of the terms of such Agreement in any filings required to be made with the SEC.

     Section 6.6. Expenses. The Company agrees to pay the Stockholder's out-of-pocket expenses, including the reasonable fees and disbursements of one counsel to the

Stockholders, incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other instruments and agreements entered into pursuant to this Agreement or such other agreements, and any amendments to the same.

     Section 6.7. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no party shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants or agreements except as specifically set forth herein. The Schedule to this Agreement is incorporated herein and made a part hereof and is an integral part of this Agreement.

     Section 6.8. Descriptive Headings. The descriptive headings of the several sections (including subsections) of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     Section 6.9. Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto (including by facsimile), and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

     Section 6.10. Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to contracts made and performed therein.

     Section 6.11. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

     Section 6.12. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid, illegal or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

     Section 6.13. Specific Performance. Without limiting or waiving in any respect any rights or remedies of any party under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto shall be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

     Section 6.14. Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement shall survive the

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execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

                                       ev3 Inc.

                                       By: /s/ James M. Corbett
                                           -------------------------------------
                                           Name:  James M. Corbett
                                           Title: President and Chief Executive
                                                  Officer


                                       WARBURG, PINCUS EQUITY PARTNERS, L.P.

                                       By:    Warburg Pincus Partners LLC,
                                              General Partner

                                              By:    Warburg Pincus & Co.,
                                                     Managing Member

                                       By: /s/ Elizabeth H. Weatherman
                                           -------------------------------------
                                           Name:  Elizabeth H. Weatherman
                                           Title: Partner


                                       WARBURG, PINCUS NETHERLANDS EQUITY
                                       PARTNERS I, C.V.

                                       By:    Warburg Pincus Partners LLC,
                                              General Partner

                                              By:    Warburg Pincus & Co.,
                                                     Managing Member

                                       By: /s/ Elizabeth H. Weatherman
                                           -------------------------------------
                                           Name:  Elizabeth H. Weatherman
                                           Title: Partner


                                       WARBURG, PINCUS NETHERLANDS EQUITY
                                       PARTNERS II, C.V.

                                       By:    Warburg Pincus Partners LLC,
                                              General Partner

                                              By:    Warburg Pincus & Co.,
                                                     Managing Member

                                       By: /s/ Elizabeth H. Weatherman
                                           -------------------------------------
                                           Name:  Elizabeth H. Weatherman
                                           Title: Partner

                                       WARBURG, PINCUS NETHERLANDS EQUITY
                                       PARTNERS III, C.V.

                                       By:    Warburg Pincus Partners LLC,
                                              General Partner

                                              By:    Warburg Pincus & Co.,
                                                     Managing Member

                                       By: /s/ Elizabeth H. Weatherman
                                           -------------------------------------
                                           Name:  Elizabeth H. Weatherman
                                           Title: Partner


                                       VERTICAL FUND I, L.P.

                                       By:    Vertical Group, L.P.,
                                              General Partner

                                       By: /s/ John E. Runnells
                                           -------------------------------------
                                           Name:  John E. Runnells
                                           Title: General Partner


                                       VERTICAL FUND II, L.P.

                                       By:    Vertical Group, L.P.,
                                              General Partner

                                       By: /s/ John E. Runnells
                                           -------------------------------------
                                           Name:  John E. Runnells
                                           Title: General Partner